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                                  EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Mesa Air Group, Inc. on Form S-3 of our report dated November 22, 2002 (June 10, 2003 as to Note 22) (which expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's significant code-share agreements, 2) the Company's change in its method of accounting for maintenance costs and 3) the restatement described in Note 22 for business segment reporting) appearing in the Current Report on Form 8-K of Mesa Air Group, Inc. filed with the Securities and Exchange Commission on June 10, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Phoenix, Arizona
November 18, 2003